NEWS RELEASE

FOR IMMEDIATE RELEASE

PATRIOT DISPUTES UMWA CHARACTERIZATION OF NEGOTIATIONS;

UMWA RELEASE IS FACTUALLY INACCURATE

ST. LOUIS, June 12, 2013 – Patriot Coal Corporation (OTC: PCXCQ) responded today to the press release issued by the United Mine Workers of America (UMWA) concerning negotiations between Patriot and the UMWA.  Contrary to the UMWA’s assertion, Patriot has not “walked out” of negotiations with the UMWA.  In fact, the Company only learned that next week’s planned negotiating meetings were cancelled from the UMWA’s press release.  Patriot continues to be ready to reach a consensual agreement.
“The press release issued by the UMWA is inaccurate and distorted,” stated Patriot President and Chief Executive Officer Ben Hatfield.  “Patriot has been working diligently with the UMWA in efforts to address their concerns about the contractual changes found to be necessary, fair and equitable by the Bankruptcy Court.  If our goal was to force acceptance of the court-approved contract as is, no further discussions would have been necessary, as that option has been available to us since May 29.  Instead, we have offered up millions of dollars in additional contract enhancements, including wage increases, healthcare improvements, life insurance, and paid personal time off.  The two-day recess in negotiations that the Company requested for the current week was needed for financial analysis of UMWA demands that Patriot roll back the majority of cost relief approved by the Bankruptcy Court.  It remains the assessment of Patriot management that agreeing to the UMWA’s demands would sacrifice any chance of making the Company viable.”
On May 29, 2013, U.S. Bankruptcy Judge Kathy Surratt-States granted Patriot’s motion under sections 1113 and 1114 of the Bankruptcy Code.  The Court authorized Patriot to implement proposals that would adjust employee wages and benefits to a level consistent with the regional market, and transition retiree healthcare obligations to a VEBA.  The VEBA would be funded with hundreds of millions of dollars, consisting of (1) a 35% ownership stake in the reorganized company which the UMWA would monetize for a substantial cash contribution, (2)

an initial cash contribution of $15 million, (3) royalty contributions for every ton of coal produced by Patriot and (4) profit-sharing payments.  Despite being under no obligation to do so, Patriot has voluntarily continued to bargain with the UMWA in an effort to reach a consensual agreement on terms more favorable to the UMWA than the proposals approved by the Court.
“In these continuing discussions, Patriot has offered substantial improvements for our UMWA employees that result in a wage and benefit package that is clearly favorable to the regional labor market,” Hatfield said.  “However, we cannot support UMWA demands for changes in the court-approved contract that would increase Patriot losses by over $40 million per year in 2013, 2014, and 2015.  If we did, Patriot would not emerge from bankruptcy.”
“Patriot continues to respect the need for confidentiality in the negotiations if the parties are to make progress,” Hatfield continued.  “Unlike the UMWA, we will not grandstand in the media or issue press releases filled with distortions about the parties’ discussions.  Rather than spending time on such theatrics, we are hopeful that the UMWA will return to the negotiating table and work toward a solution that allows Patriot to survive and continue to provide 4,000 jobs and meaningful healthcare benefits for thousands of retirees and their families.”
The UMWA has threatened to strike if Patriot implements the proposals approved by the Court.  Commenting on the possibility of a strike, Hatfield noted:  “A strike would put the company on a path to liquidation, which is the worst possible outcome for UMWA employees and retirees.  Patriot’s unionized work force would be left with limited job opportunities in a difficult coal market, and our UMWA retirees would likely be left with zero healthcare coverage.  We are disappointed that President Roberts appears to be ignoring the painful lessons of the Hostess bankruptcy, where the intransigence of union leaders resulted in the company’s liquidation and the loss of more than 18,000 jobs.  It is critical that the UMWA agrees to continue productive negotiations if this devastating outcome is to be avoided.”

Note: Background of Patriot’s restructuring and transformation can be found at the Company’s website, www.patriotcoal.com.

About Patriot Coal
Patriot Coal Corporation is a producer and marketer of coal in the eastern United States, with 11 active mining complexes in Appalachia and the Illinois Basin.  Patriot ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from our current expectations both in connection with the Chapter 11 filings Patriot announced on July 9, 2012 and our business and financial prospects. No assurance can be made that these events will come to fruition.  We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  Factors that could affect our results include, but are not limited to: (i) the ability of Patriot and its subsidiaries to continue as a going concern, (ii) the ability of Patriot and its subsidiaries to operate within the restrictions and liquidity limitations of the post-petition credit facilities authorized by the Bankruptcy Court, (iii) the ability of Patriot and its subsidiaries to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (iv) the ability of Patriot and its subsidiaries to successfully complete a reorganization under Chapter 11 and emerge from bankruptcy, which is dependent upon, among other things, the ability to implement changes to wage and benefit programs and postretirement benefit obligations consensually or pursuant to Sections 1113 and 1114 of the Bankruptcy Code, to minimize liabilities upon emergence and to obtain post-bankruptcy financing, (v) the effects of the bankruptcy filing on Patriot and its subsidiaries and the interests of various creditors, equity holders and other constituents, (vi) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (vii) the length of time Patriot and its subsidiaries will operate under the Chapter 11 cases, (viii) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the ability of Patriot and its subsidiaries to develop one or more plans of reorganization and consummate such plans once they are developed, (ix) the potential adverse effects of the Chapter 11 proceedings on Patriot’s liquidity or results of operations, (x) the ability to execute Patriot’s business and restructuring plans, (xi) increased legal costs related to Patriot’s bankruptcy filing and other litigation, and (xii) the ability of Patriot and its subsidiaries to maintain contracts that are critical to their operation, including to obtain and maintain normal terms with their vendors, customers, landlords and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in Patriot’s public filings and those discussed above cause results to differ materially from those expressed in Patriot’s forward-looking statements, Patriot’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to Patriot’s Form 10-K and Form 10-Q reports.

MEDIA CONTACT:	INVESTOR CONTACT:
Michael Freitag/Aaron Palash	Janine Orf
Joele Frank, Wilkinson Brimmer Katcher	(314) 275-3680
(212) 355-4449	jorf@patriotcoal.com

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